Exhibit 99.1



                           ACCESS NEWS

Contact: Company	                          Contact: Investor Relations
----------------                            ---------------------------
Stephen B. Thompson	   Donald C. Weinberger/Alisa Steinberg (media)
Vice President,
Chief Financial Officer	                   Wolfe Axelrod Weinberger LLC
(214) 905-5100	                                       (212) 370-4500


                 ACCESS PHARMACEUTICALS NAMES
           STEPHEN R. SEILER AS PRESIDENT AND CEO

   - Rosemary Mazanet, MD, PhD appointed Vice-Chairman -

         - David P. Luci joins Board of Directors -

Dallas, TEXAS, January 8, 2007, ACCESS PHARMACEUTICALS, INC. (ACCP.OB) announced today that Stephen R. Seiler has joined the Company to serve as President and Chief Executive Officer and has been named a member of the Board of Directors. Rosemary Mazanet, MD, PhD, former Acting CEO of Access, has been appointed Vice-Chairman of the Board and David P. Luci, C.P.A., Esq. has been appointed to the Board of Directors and agreed to serve as Audit Committee Chairman.

Mr. Seiler has until recently been Acting Chief Executive Officer of Effective Pharmaceuticals, Inc. and advising other companies in the healthcare field. From 2001 until 2004 he was Chief Executive Officer of Hybridon, Inc. (currently Idera Pharmaceuticals, Inc.). While at Hybridon, Mr. Seiler guided the company through capital raisings totaling over $30 million, the restructuring of its senior securities, the re-listing of the company's stock on the American Stock Exchange, as well as several pharmaceutical licensing transactions. Mr. Seiler was Executive Vice President, Planning, Investment & Development at Elan Corporation plc from 1995 until 2001. He also worked as an investment banker at Paribus Capital Markets in both London and New York from 1991 to 1995 where he was

                             -More-

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Access Pharmaceuticals, Inc.
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founder and head of Paribas's pharmaceutical investment banking group.
Mr. Seiler received a B.A. in History from the University of Notre
Dame in 1977 and a J.D. from Georgetown University in 1980.

Rosemary Mazanet, MD, PhD, former Acting CEO of Access, has been appointed Vice Chairman of the Board of Directors. She will retain an active role with the Company as a consultant particularly with respect to our clinical programs and business arrangements.

The Company also announced the appointment of David P. Luci, C.P.A., Esq. to serve on the Company's Board of Directors and as Audit Committee Chairman. Mr. Luci is Executive Vice President and
General Counsel of Bioenvision, Inc., a product-oriented biopharmaceutical company. He has been with Bioenvision from 2002 to the present. From 1994 to 2002 he was an Associate with Paul, Hastings, Janofsky & Walker LLP. Prior to that time he was a Senior Auditor with Ernst & Young LLP. Mr. Luci holds a BS in Business Administration and a JD from Albany Law School of Union University.

"We are extremely pleased to have Stephen Seiler on board, both as CEO and director," stated Mr. Jeffrey B. Davis, Chairman of Access' Board of Directors. "Mr. Seiler has a unique blend of skills and experiences and is extremely well qualified to direct Access through its next stages of clinical and business development."

"We thank Dr. Rosemary Mazanet for her hard work and accomplishments over the past 18 months and are very pleased that she has agreed to accept the role of Vice Chairman of the Board, and will continue to be an integral part of our ongoing development of ProLindac(TM), as well as other key clinical programs. We are also very happy to announce that Mr. David Luci has agreed to join the Access Board of Directors. David's unique experiences as Bioenvision's chief financial officer and chief counsel will serve our board extremely well," Mr. Davis continued.

Mr. Seiler added, "We plan to aggressively advance and broaden the Company's exciting drugportfolio including by the expansion of our Phase II clinical trials of ProLindac(TM) and the commercialization of MuGard(TM), which has recently received marketing clearance from the FDA for treatment of mucositis induced by cancer therapy. I look forward to working with Rosemary and the rest of the team at Access."

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Access Pharmaceuticals, Inc.
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About ProLindac(TM)
-----------------
The Company's lead compound, ProLindac(TM), is a novel dach platinum prodrug which has been shown to be active in a wide variety of solid tumors in both preclinical models and in human trials. The Company believes that ProLindac's unique molecular design potentially could eliminate some of the toxic neurological side effects seen in currently marketed Dach platinums. The Company is currently enrolling patients in two Phase II clinical trials, one in ovarian cancer and one in head and neck cancer, and plans to initiate one or more additional Phase II trials, including one in colorectal cancer in 2007.

About MuGard(TM)
-------------
The Company has received 510(k) clearance from the FDA to market MuGard(TM) in the United States. MuGard(TM) is Access' proprietary oral rinse product for the prevention and treatment of oral mucositis, the debilitating side-effect which afflicts more than 40% of cancer patients undergoing radiation and chemotherapy. There is currently no well-accepted treatment for mucositis. Access is actively seeking marketing partners in Europe and the US.

About Vitamin B12
-----------------
The Company is actively pursuing developing clinical development of its novel Vitamin B12 drug delivery technology, particularly as it pertains to the oral delivery of large molecule drugs that are only currently deliverable by injection or intravenous administration. Pre-clinical animal studies utilizing Access' VB-12 technology have demonstrated the ability to deliver insulin by oral administration in therapeutic levels. Access is actively seeking development partners in this area as well.

Access Pharmaceuticals, Inc. is an emerging biopharmaceutical company that develops and commercializes propriety products for the treatment and supportive care of cancer patients. Access' products include ProLindac(TM), currently in Phase II clinical testing of patients with ovarian cancer and MuGard(TM) for the treatment of patients with mucositis. The Company also has other advanced drug delivery technologies including vitamin-mediated targeted delivery and oral drug delivery. For additional information on Access Pharmaceuticals, please visit our website at www.accesspharma.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties, including statements relating to the value of our products in the market, our ability to achieve clinical and commercial success and our ability to successfully develop marketed products. These statements are subject to numerous risks, including but not limited to the risks detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and other reports filed by us with the Securities and Exchange Commission.

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